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                                                                     EXHIBIT 5.1


                       OPINION OF MORRISON & FOERSTER LLP


                                 August 29, 2000


Altera Corporation
101 Innovation Drive
San Jose, CA  95134


Ladies and Gentlemen:

        At your request, we have examined the registration statement on Form S-3 filed by Altera Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on August 29, 2000 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of the offer and sale by certain selling stockholders specified therein (the "Selling Stockholders") of up to 885,654 shares (the "Shares") of the Company's common stock, $.001 par value per share, that may be issued by the Company upon exchange of outstanding shares of Altera Exchange Co., an indirect wholly-owned subsidiary of the Company.

        As counsel to the Company, we have examined the proceedings taken and proposed to be taken by the Company and the Selling Stockholders in connection with the registration, offer and sale of the Shares.

        It is our opinion that, when issued, the 885,654 Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                                            Very truly yours,

                                            /s/ Morrison & Foerster LLP